                                                                      EXHIBIT 11


                            mPhase Technologies, Inc.
                         A DEVELOPMENT STAGE ENTERPRISE
                        COMPUTATION OF PER SHARE EARNINGS
                     (In thousands except per share amounts)


                                                 For the
                                               Period From
                                             October 2, 1996
                                                 (Date of                         For the
                                                Inception)       For the        Nine Months
                                                 Through       Year Ended          Ended
                                              June 30, 1997   June 30, 1998    March 31,1999
                                              -------------   -------------    -------------
BASIC EARNINGS PER SHARE:

1) Shares outstanding (1)                         7,806            13,736           17,160
                                               --------         ---------        ---------
     Total Common Shares Outstanding              7,806            13,736           17,160

                                               --------         ---------        ---------

Net (loss)                                         (781)        $  (4,341)       $    (920)
                                               --------         ---------        ---------

Per Share Amounts:
Net (loss) per share                           $  (.100)        $   (.251)       $   (.053)
                                               --------         ---------        ---------



                                                 For the
                                               Period From
                                             October 2, 1996
                                                 (Date of                         For the
                                                Inception)       For the        Nine Months
                                                 Through       Year Ended         Ended
                                              June 30, 1997   June 30, 1998    March 31,1999
                                              -------------   -------------    -------------
DILUTED EARNINGS PER SHARE:

1)Shares outstanding (1)                          7,806           17,736           17,160
 Net effect of dilutive
 stock options based on
 the treasury stock
 method using current
 market price                                     3,675            5,704            5,704
 Net effect of warrants
 outstanding, had they been
 exercised at the beginning
 of the period                                     --              2,097            2,097
                                               --------         ---------        ---------

 Total Common Shares and
 Equivalents Outstanding                         11,481           21,537           24,961
                                               --------         ---------        ---------

Net (loss)                                     $   (781)        $ (4,341)        $   (920)
                                               --------         ---------        ---------

Per Share Amounts:
Net (loss) per share                           $  (.068)        $ (.0160)        $  (.037)
                                               --------         ---------        ---------
                                               --------         ---------        ---------



1) Average shares outstanding are based upon the weighted average shares outstanding for the period presented giving retroactive recognition for the number of equivalent shares received by Lightpaths, Inc.